CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 21, 1996, except as to Note 14 which is as of September 20, 1996, which appears on page 28 of the 1996 Annual Report to Shareholders of Allied Healthcare Products, Inc., which is incorporated by reference in Allied Healthcare Products, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page S-1 of such Annual Report on Form 10-K.



PRICE WATERHOUSE LLP
St. Louis, Missouri
November 18, 1996